Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this "Agreement"), dated as of April 9, 2021, by and between Mr. Steven Reinharz ("Executive"), and Artificial Intelligence Technology Solutions Inc., a Nevada corporation having its principal office at 1 East Liberty, 6th Floor, Reno, Nevada 89501 (the "Company") and shall be effective as of March 2, 2021 (the “Effective Date”).

NOW, THEREFORE, IN CONSIDERATION of the foregoing facts, the mutual covenants and agreements contained herein and other good and valuable consideration, the parties hereby agree as follows:

1.   Employment. Duties and Acceptance.

1.1.  The Company hereby agrees to the employment of Executive in the capacity of Chief Executive Officer of the Company, and Executive hereby accepts such employment on the terms and conditions contained in the Agreement, for an initial period (the "Initial Term") beginning on March 2, 2021 and continuing for a period of three (3) years thereafter unless earlier terminated in accordance with Section 3 of this Agreement, provided that, on such third anniversary of the Effective Date and each annual anniversary thereafter (such date and each annual anniversary thereof, a "Renewal Date"), this Agreement shall be deemed to be automatically extended, upon the same terms and conditions, for successive periods of one year, unless either party provides written notice of its intention not to extend the term of this Agreement at least ninety (90) days prior to the applicable Renewal Date.

1.2.  Executive shall report to the Board of Directors of the Company, shall devote his best business efforts to the Company and its subsidiaries, and shall have such reasonable, usual and customary duties of such office and title as may be delegated to Executive from time to time by the Company's Board of Directors. Executive shall have those responsibilities normally discharged by persons in his position in a U.S. public company.

1.3.  Executive agrees to the best of his ability and experience that he will at all times faithfully perform all of the duties and obligations required of and from Executive, consistent and commensurate with Executive's position, pursuant to the terms hereof. During the term of Executive's employment with the Company, Executive will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company or its subsidiaries.  Notwithstanding the foregoing, Executive will be permitted to (a) with the prior written consent of the Board of Directors act or serve as a director, trustee, committee member, or principal of any type of business, civic, or charitable organization that are not competitive with the business of the Company or its subsidiaries, (ii) accept speaking or presentation engagements in exchange for honoraria, or (iii) own no more than 1 % of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange or the Nasdaq Global Market, provided that such activities listed in (i) through (iii) do not materially interfere with Executive's obligations to the Company and its subsidiaries as described above. Executive will comply with and be bound by the Company's operating policies, procedures and practices as provided in writing to Executive from time to time and in effect during the term of Executive's employment.

2.   Compensation and Benefits.

2.1.  Base Salary.  As of the Effective Date, the Company shall pay to Executive a base salary at an annual base rate of $240,000 per calendar year, or $20,000 per month (“Base Salary”), throughout the Initial Term.  During Executive's employment, salary will be paid not less frequently than every month without the prior written consent of Executive. Following the Initial Term, the Base Salary shall be reviewed by the Compensation Committee of the Board of Directors (“Compensation Committee”), if any, no less frequently than annually and may be adjusted in the discretion of the Compensation Committee.

2.2.  Incentive and Bonus Compensation.  The Company shall also pay to Executive such bonuses as may be determined from time to time by the Board of Directors or the Compensation Committee.  The Executive shall be eligible to participate in the Company’s existing and future bonus and equity incentive plans and other incentive compensation programs for similarly situated executives of the Company, to the extent that the Executive is qualified to participate in any such plan under the generally applicable provisions thereof in effect from time to time.  The amount of annual bonus payable to Executive may vary at the discretion of the Board of Directors or the Compensation Committee. In determining the annual bonus to be paid to Executive, the Board of Directors or the Compensation Committee may, among other factors they believe to be appropriate, consider, and give varying degrees of importance to, Executive's contribution to the following:

(a)	Achievement by the Company of specific identified targets selected by the Board of Directors or the Compensation Committee from time to time;

(b)	Effective and efficient financial management of the Company;

(c)	Accurate financial reporting;

(d)	Other related achievement regarding the financial management;

(e)	Such other criteria as the Board of Directors or the Compensation Committee deems to be relevant.

2.3.  The Executive shall be granted an award of 10,000,000 million shares/options/warrants (“Award #1”) if Objective #1 as defined below is achieved.  For example, pursuant to a Company Stock Plan, if one is adopted, the Executive may elect to exercise Award #1 on a cash or cashless basis at an exercise price of $0.15 if the price per share has increased in value to an average of $0.30 for ten (10) days in a thirty-day trading period (“Objective #1”). The Executive shall be granted an award of 30,000,000 million shares/options/warrants (“Award #2”) if Objective #2 as defined below is achieved. For example, pursuant to a Company Stock Plan, if one is adopted, the Executive may elect to exercise Award #2 on a cash or cashless basis at an exercise price of $0.25 if the price per share has increased in value to an average of $0.50 for ten (10) days in a thirty-day trading period (“Objective #2”).

2.4.  Benefits. During his employment, Executive shall be entitled to such insurance and other benefits including, among others, medical and disability coverage and life insurance as are afforded to other senior executives of the Company, as of the Effective Date.

(a)	During his employment, Executive will be eligible for a four-week vacation in each calendar year and to a reasonable number of other days off for religious and personal reasons.

(b)

During his employment, the Executive shall be authorized to incur necessary and reasonable travel, entertainment and other business expenses in connection with his duties hereunder. The business class seating is deemed to be reasonable for overseas flight time longer than five (5) hours. The Company shall reimburse the Executive for such expenses upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company's generally applicable policies.

3.   Termination of Employment.

3.1.  If Executive's employment terminates for any reason, Executive shall not be entitled to any payments, benefits, damages award or compensation other than as provided in this Agreement.

3.2.  During the Initial Term, the employment relationship may be terminated as follows: (i) by Executive for any reason or for Good Reason (as defined in Section 3.6 below), upon at least ninety (90) days written notice to the Company, effective as of the date set forth in such notice or such earlier date determined by the Company following such notice, and subject to Section 3.4 below; (ii) by the Company without Cause (as defined in Section 3.5 below), upon at least ninety (90) days' written notice to Executive, effective as of the date set forth in such notice or such earlier date determined by Executive following such notice, and subject to Section 3.4 below; and (iii) by the Company for Cause with immediate effect; and (iv) upon Executive's death or Disability (as defined in Section 3.7 below) with immediate effect. Following the Initial Term, the employment relationship may be terminated by Executive or the Company at any time and for any reason; provided that, unless either party shall be required to give the other party at least ninety (90) days advance written notice of any termination of Executive's employment.

3.3.  If Executive's employment terminates for any reason at any time, including but not limited to either party's failure to renew the Agreement in accordance with Section 1.1, Executive's voluntary election to terminate his employment with or without Good Reason, termination by the Company with or without Cause, or upon Executive's death or Disability, Executive (or Executive's estate in the case of death) will receive payment( s) for all salary and unpaid vacation accrued as of the date of Executive's termination of employment, and shall be entitled to receive all vested stock options as of the date of Executive's termination of employment, and shall be entitled to all accrued benefits and to any additional benefits pursuant to the Company plans or policies in effect at the time of termination or as required by law, less all required withholdings. Executive shall be entitled to separation benefits in the event of termination of his employment only as provided in Section 3.4 below.

3.4.  If during the Initial Term the Company terminates Executive's employment without Cause other than in circumstances of Executive's death or Disability, or if during the Initial Term Executive terminates his employment for Good Reason, provided Executive signs a general release of all claims against the Company and related parties within thirty (30) days of such termination (“Release”) attached as Exhibit A, Executive will be entitled to receive the following separation benefits: (i) continuation of Executive's then current monthly base salary, less applicable withholding taxes, if any, for a period of three (3) months, or, at the Company's option, a lump sum payment of an amount equal to three (3) months of Executive's then current annual base salary, less applicable withholding taxes, if any, effective as of the effective date of Executive's execution of the Release of claims; (ii) continuation of Executive's stock option plan for a period of three (3) months. All separation benefits provided under this Section 3.4 will commence (or be payable if payable in a lump sum) on or before ten (10) business days after the effective date of Executive's Release of all claims.

3.5.  For purposes of this Agreement, "Cause" for Executive's termination will exist at any time after the happening of one or more of the following events:

(a) Executive's continued failure to substantially perform Executive's duties, including Executive's refusal to comply in any material respect with the legal directives of the Board of Directors so long as such directives are not inconsistent with the Executive's position and duties, and such refusal to comply is not remedied within ten (10) working days after written notice from the Board of Directors, which written notice shall state that failure to remedy such conduct may result in termination for Cause; or

(b) Executive's dishonest or fraudulent conduct, or deliberate attempt to do an injury to the Company or any of its subsidiaries, or conduct that materially discredits the Company or any of its subsidiaries or is materially detrimental to the reputation of the Company or any of its subsidiaries, including conviction of a felony; or

(c) Executive's breach of any obligation to protect Confidential Information (as defined in Section 4 below), including without limitation, Executive's theft or other misappropriation of proprietary information of the Company or any of its subsidiaries.

3.6.  For purposes of this Agreement, "Good Reason" for Executive to terminate his employment shall exist if Executive voluntarily resigns within after having provided the Company with written notice of any of the following circumstances within ninety (90) days of the initial existence of any of the following circumstances:

(a)

a material reduction in Executive's job position or responsibilities to a position or to responsibilities substantially lower than the position and responsibilities assigned to Executive upon commencement of the employment relationship pursuant to this Agreement which has not been cured by the Company within ninety (90) calendar days after notice of such occurrence is given by Executive to the Company;

(b)

a failure by the Company to comply with any provision of Section 2 of this Agreement which has not been cured within ninety (90) calendar days after: notice of such noncompliance has been given by Executive to the Company or if such failure is not capable of being cured in such time, a cure shall not have been diligently initiated by the Company within such thirty (30) calendar day period.

3.7.  "Disability" as used herein means Executive's inability to discharge a material portion of his responsibilities as set forth in Section 1 on account of a physical or mental disability for either four (4) consecutive months or six (6) non-consecutive months during a 12-month period. A termination of Executive's employment due to Disability will exist upon Executive's Disability and the Company's election to terminate Executive's employment.

3.8.  Compensation Upon Termination of Employment by the Company Without Cause or by the Executive for Good Reason in Connection with a Change in Control. If the Executive terminates the Executive’s employment for Good Reason or if the Company terminates the Executive’s employment without Cause, in each case immediately prior to, on, or within twenty-four (24) months following a Change in Control (as defined below) (such period, the “Change in Control Protection Period), the Company shall: (A) pay or provide to the Executive any amounts owing to the Executive for reimbursement of expenses properly incurred by the Executive prior to the date of termination, and (B) subject to the Executive’s compliance with the restrictive covenants in Section 4 hereof and the Executive’s execution and non-revocation of the Release, pay to the Executive (i) an amount equal to two and one-half (2.5) times the sum of (x) the Executive’s Base Salary in effect as of the Date of Termination and (y) the Executive’s target annual bonus amount in effect as of the Date of Termination, payable in a cash lump sum within ten (10) days following the Release Effective Date, and (ii) the annual bonus earned by the Executive for the fiscal year of termination, if any, based on actual full-year performance, pro-rated to reflect the Executive’s time of service for such fiscal year through the Date of Termination, payable in a lump sum at the time the Company pays bonuses to similarly situated executives of the Company, but in no event later than March 15 of the calendar year following the calendar year in which the Date of Termination occurs (collectively, the “Change in Control Severance Amount”). In the case of each of the Executive’s then-outstanding equity awards, the vesting of each award will be determined in accordance with the terms of the applicable equity award agreement. Notwithstanding the foregoing, if any portion of the Change in Control Severance Amount could be paid to the Executive during the subsequent taxable year of the Executive rather than the Executive’s taxable year in which the Date of Termination occurs based on when the

Executive executes and delivers the Release to the Company, then, to the extent that such portion of the Change in Control Severance Amount constitutes nonqualified deferred compensation subject to Section 409A, such portion of the Change in Control Severance Amount shall not be paid earlier than the first business day of the later of such taxable years. In addition, subject to the Executive’s compliance with the restrictive covenants in Section 4 hereof and the Executive’s execution and non-revocation of the Release, the Company shall reimburse the Executive on a monthly basis for the Executive’s monthly premium payments for health care coverage under COBRA for the Executive and the Executive’s eligible dependents for a period of eighteen (18) months, provided that the Executive and, if applicable, the Executive’s eligible dependents are currently enrolled in the applicable plan(s) of the Company at the time of the Executive’s termination, that the Executive timely elects to continue the Executive’s coverage under COBRA and substantiates the monthly expense; provided, however, that the Company’s obligation to reimburse the Executive for such premiums shall cease on the date the Executive is no longer eligible to receive COBRA coverage. The Executive must advise the Company as soon as the Executive becomes eligible for health care coverage from a third party (e.g., spouse’s employer, the Executive’s subsequent employer, or any other party with a relationship with the Executive).

(a)	For purposes of this Agreement, the term “Change of Control” shall mean the occurrent of any of the following:

i.

Any individual, entity or group (within the meaning of Section 13d(3) or 14(d)(2) of the Securities Exchange Act of 1934, as now in effect or as hereafter amended, and any successor thereto (the “Exchange Act”)) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty percent (30%) or more of either (x) the then-outstanding shares of Stock (as defined below) (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding Voting Stock (as defined below) of the Company (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this paragraph, the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any company controlled by, controlling or under common control with the Company or (D) any Ineligible Transaction (as defined below);

ii.

Consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or securities of another entity by the

Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (x) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (y) no individual, entity or group (within the meaning of Section 13d(3) or 14(d)(2) of the Exchange Act) (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, thirty percent (30%) or more of, respectively, the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that such ownership existed prior to the Business Combination, and (z) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Board of Directors of the Company (the “Board”) at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination (any of (x), (y) or (z), an “Ineligible Transaction”); or

iii.	Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(b)

For purposes of this Agreement, the term “Stock” shall mean the common stock, par value $0.00001 per share, of the Company, or any security into which shares of Stock may be changed into or for which shares of Stock may be exchanged for a different number of shares or kind of Capital Stock (as defined below) or other securities of the Company on account of any recapitalization, reclassification, stock split, reverse stock split, spin-off, combination of stock, exchange of stock, stock dividend or other distribution payable in capital stock, or other increase or decrease in shares of Stock effected without receipt of consideration by the Company occurring after the Effective Date. For purposes of this Agreement, the term “Voting Stock” shall mean, with respect to any Person (as defined below), Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers, or other voting members of the governing body of such Person. For purposes of this Agreement, the term “Person” means any individual, corporation, partnership, limited liability company, association, trust, or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof. For purposes of this Agreement, the term “Capital Stock” shall mean, with respect to any Person, any and all shares, interests, participations, or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether outstanding on the Effective Date or issued thereafter, including, without limitation, all shares of Stock.

4.  Protection of Confidential Information; Non-Competition; Non-Disparagement.

4.1.  Executive understands and acknowledges that during the course of employment by the Employer, she will have access to and learn about confidential, secret, and proprietary documents, materials, data, and other information, in tangible and intangible form, of and relating to the Company and its businesses and existing and prospective customers, suppliers, investors, and other associated third parties ("Confidential Information").

(a)

Executive agrees and covenants: (i) to treat all Confidential Information as strictly confidential; (ii) not to directly or indirectly disclose, publish, communicate, or make available Confidential Information, or allow it to be disclosed, published, communicated, or made available, in whole or part, to any entity or person whatsoever (including other employees of the Company not having a need to know and authority to know and use the Confidential Information in connection with the business of the Company and, in any event, not to anyone outside of the direct employ of the Company except as required in the performance of Executive's authorized employment duties to the Company or with the prior consent of Board of Directors acting on behalf of the Company in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent); and (iii) not to access or use any Confidential Information, and not to copy any documents, records, files, media, or other resources containing any Confidential Information, or remove any such documents, records, files, media, or other resources from the premises or control of the Company, except as required in the performance of Executive's authorized employment duties to the Company or with the prior consent of Board of Directors acting on behalf of the Company in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent). Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order.  Executive shall promptly provide written notice of any such order to Board of Directors.

(b)

Executive understands and acknowledges that his obligations under this Agreement with regard to any particular Confidential Information shall commence immediately upon Executive first having access to such Confidential Information (whether before or after she begins employment by the Company) and shall continue during and after his employment by the Company until such time as such Confidential Information has become public knowledge other than as a result of the Executive's breach of this Agreement or breach by those acting in concert with the Executive or on the Executive's behalf.

(c)

The Executive agrees that the Company’s reputation and goodwill in the marketplace is of utmost importance and value to the Company. The Executive further agrees that during and after the term of the Executive’s employment with the Company, the Executive, other than in the performance of his duties for the Company, will not make, publish or cause to be published any statement or comments that disparage or defame the reputation, character, image, products, or services of the Company, its subsidiaries or affiliates, or any of their respective stockholders, partners, members, boards of directors, managers, officers and employees. During and after the term of the Executive’s employment with the Company, the executive officers and Board members of the Company, its subsidiaries and its affiliates, other than in the performance of their duties for the Company, will not make, publish or cause to be published any statement or comments that disparage or defame the reputation, character, image, products, or services of the Executive. The parties hereto acknowledge and agree that the foregoing prohibitions extend to statements to the news media, the Company’s competitors, vendors, and the Company’s then-current employees. The parties hereto further acknowledge and agree that the foregoing prohibitions shall not be violated by (i) truthful statements by the Executive, the executive officers of the Company or the members of the Board in response to legal process, governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) or (ii) the Executive, the executive officers of the Company or the members of the Board rebutting false or misleading statements made by others. The parties hereto further understand and agree that this Section 4.1(c) a material provision of this Agreement and that any breach of this Section 4.1(c) shall be a material breach of this Agreement, and that the Company and the Executive, as applicable, would be irreparably harmed by violation of this provision.

4.2.  Executive hereby agrees that he shall not, during his employment pursuant to this Agreement and for a period of thirty-six (36) months thereafter, do any of the following without the prior written consent of the Board of Directors:

(a)

carry on any business or activity (whether directly or indirectly, as a partner, shareholder, principal, agent, director, affiliate, employee or consultant) in any parts of the world where the Company or any of its subsidiaries conduct their business, which is competitive with the business conducted by the Company or any of its subsidiaries (as conducted now or as those businesses come to be conducted during the term of Executive's employment), nor engage in any other activities that conflict with Executive's obligations to the Company and its subsidiaries.

(b)

solicit or influence or attempt to influence any client, customer or other person either directly or indirectly, to direct his or its purchase of the products and/or services of the Company or any of its subsidiaries to any person, firm, corporation, institution or other entity in competition with the business of the Company or any of its subsidiaries.

(c)

solicit or influence or attempt to influence any person employed by or a consultant to the Company or any of its subsidiaries to terminate or otherwise cease his employment or consulting relationship with the Company or any of its subsidiaries or become an employee of any competitor of the Company or its subsidiaries.

(d)	If Executive commits a breach of any of the provisions of Section 4.2, the Company shall have the right:

(i) to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed by Executive that the services being rendered hereunder to the Company are of a special, unique and extraordinary character and that any breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company; and

(ii) to require Executive to account for and pay over to the Company all monetary damages determined by a non-appealable decision by a court of law to have been suffered by the Company as the result of any actions constituting a breach of any of the provisions of Section 4.2, and Executive hereby agrees to account for and pay over such damages to the Company (up to the maximum of all payments made under the Agreement).

(e)

The restrictions in Section 4.2(a) to (c) are regarded by the Company and Executive as fair and reasonable, and the Company and Executive hereby expressly confirm, declare and represent to each other that they are so regarded by them. However, it is hereby declared that each of the restrictions in this Section 4.2 is intended to be separate and severable. If any restriction is held to be unreasonably wide but would be valid if part of the wording were to be deleted or the range of activities or businesses were to be reduced in scope, such restriction will apply with so much of the wording deleted or modified as may be necessary to make it valid.

5.  Successors.

5.1.  This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets. For all purposes under this Agreement, the term "Company" shall include any successor to the Company's business and/or assets, which becomes bound by this Agreement.

5.2.  This Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

6.  Indemnification. The Company shall indemnify, defend and hold harmless

Executive, to the full extent allowed by the law of the State of Nevada, and as provided by, or granted pursuant to, any charter provision, Bylaw provision, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in Executive’s official capacity and as to action in another capacity while holding such office.

7.  Miscellaneous Provisions.

7.1.  All notices provided for in this Agreement shall be in writing, and shall be deemed to have been duly given when delivered personally to the party to receive the same, when transmitted by electronic means, or when mailed first class postage prepared, by certified mail, return receipt requested, addressed to the party to receive the same at his or its address as the party shall have specified by written notice given in the manner provided for in this Section 7.1.

7.2.  No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company (other than the Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

7.3.  No other agreements, representations or understandings (whether oral or written) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter of this Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof.

7.4.  All payments made under this Agreement shall be subject to reduction to reflect taxes of other charges required to be withheld by law.

7.5.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Nevada (except provisions governing the choice of law).

7.6.   The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

7.7.   This Agreement and all rights and obligations of the Executive hereunder are personal to the Executive and may not be transferred or assigned by the Executive at any time. The Company may assign its rights under this Agreement to any entity that assumes the Company's obligations hereunder in connection with any sale or transfer of all or a substantial portion of the Company's assets to such entity.

7.8.   Any dispute or claim arising out of or in connection with this Agreement will be finally settled by binding arbitration in Las Vegas in accordance with the rules of the

Judicial Arbitration Mediation Services, Inc. (“JAMS”) before one (1) arbitrator, who shall be a retired judge, selected by the parties to such dispute. Such arbitration shall be conducted in accordance with either (i) the JAMS Streamlined Arbitration Rules or Procedures, if the amount in controversy is less than one hundred thousand dollars ($100,000.00), or (ii) the JAMS Comprehensive Arbitration Rules & Procedures if the amount in controversy exceeds one hundred thousand dollars ($100,000.00). The parties to the dispute shall bear their own fees and expenses in such arbitration; provided, however, that the arbitrator may assess the prevailing party’s or parties’ fees and costs against the non-prevailing party or parties as part of the arbitrator’s award. Such arbitration shall be confidential and no party to a dispute nor the arbitrator shall disclose the existence, contents, or results of such process without the prior written consent of the other, except where necessary or compelled by a court of law to enforce this arbitration provision or an award from such arbitration or otherwise in a legal proceeding. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this paragraph, without breach of this arbitration provision.

7.9.  The headings of the paragraphs contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of any provision of this Agreement.

7.10.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

“COMPANY”	“EXECUTIVE”
Artificial Intelligence Technology Solutions, Inc.	Steven Reinharz

By: Steven Reinharz	By: Steven Reinharz
Name: Steven Reinharz
Title: Chief Executive Officer

Unanimously approved by the Board of Directors of the Company on April 9, 2021

EXHIBIT A

Release

(See Attached)

Release

You, for yourself, your spouse and your agents, successors, heirs, executors, administrators and assigns, hereby irrevocably and unconditionally forever release and discharge Artificial Intelligence Technology Solutions, Inc. (the “Company”), its parents, divisions, subsidiaries and affiliates and its and their current and former owners, directors, officers, stockholders, insurers, benefit plans, representatives, agents and employees, and each of their predecessors, successors, and assigns (collectively, the “Releasees”), from any and all actual or potential claims or liabilities of any kind or nature, including, but not limited to, any claims arising out of or related to your employment and separation from employment with the Company and any services that you provided to the Company; any claims for salary, commissions, bonuses, other severance pay, vacation pay, allowances or other compensation, or for any benefits under the Employee Retirement Income Security Act of 1974 (“ERISA”) (except for vested ERISA benefits); any claims for discrimination, harassment or retaliation of any kind or based upon any legally protected classification or activity; any claims under Title VII of the Civil Rights Acts of 1964, the Civil Rights Act of 1866 and 1964, as amended, 42 U.S.C. § 1981, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, 42 U.S.C. §1981, 42 U.S.C. § 1983, the Family Medical Leave Act and any similar state law, the Fair Credit Reporting Act and any similar state law, the Fair Credit Reporting Act, 15 U.S.C. § 1681, et seq., the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101, et seq., the Equal Pay Act and any similar state law, including the California Worker Adjustment and Retraining Notification Act, Cal. Labor Code § 1400, et seq., the California Fair Employment and Housing Act, Cal. Gov’t Code § 12940, et seq., California Government Code Section 12900 et seq. (which prohibits discrimination based on protected characteristics including race, color, religion, sex, gender, sexual orientation, marital status, national origin, language restrictions, ancestry, physical or mental disability, medical condition, age, and denial of leave), California Civil Code Section 51 et seq. (which prohibits discrimination based on age, sex, race, color, religion, ancestry, national origin, disability, medical condition, marital status, or sexual orientation), the California Family Rights Act of 1993, the California Equal Pay Law, Cal. Lab. Code § 1197.5, et seq. or any California wage payment law, any other section of the California Labor Code, any section of the applicable Order of the California Industrial Welfare Commission, the Maryland Equal Pay Act, Title 20 of the State Government Article of the Maryland Annotated Code, as well as any amendments to any such laws; any claims for any violation of any federal or state constitutions or executive orders; any claims for wrongful or constructive discharge, violation of public policy, breach of contract or promise (oral, written, express or implied), personal injury not covered by workers’ compensation benefits, misrepresentation, negligence, fraud, estoppel, defamation, infliction of emotional distress, contribution and any claims under any other federal, state or local law, including those not specifically listed in this Release, that you, your heirs, executors, administrators, successors, and assigns now have, ever had or may hereafter have, whether known or unknown, suspected or unsuspected, up to and including the date of your execution of this Release.

For the purpose of implementing a full and complete release and discharge of the Releasees as set forth above, you acknowledge that this Release is intended to include in its effect, without limitation, all claims known or unknown that you have or may have against the Releasees which arise out of or relate to your employment, including but not limited to compensation, performance or termination of employment with the Company, except for, and notwithstanding anything in this Release to the contrary, claims which cannot be released solely by private agreement. This Release also excludes any claims relating to any right you may have to payments due following your termination date under the Employment Agreement, entered into as of March 2, 2021, by and between the Company and you, any claim for workers’ compensation benefits or benefit entitlements to vested benefits under the Company’s group health, insurance and retirement plans, and claims relating to any rights you may have as a stockholder of the Company, and any rights you may have to indemnification or directors’ and officers’ liability insurance under the Company’s bylaws or certificate of incorporation, any indemnification agreement to which you are a party or beneficiary or applicable law, as a result of having served as an officer, director or employee of the Company or any of its affiliates. You further acknowledge and agree that you have received all leave of absence and reinstatement benefits to which you were entitled through the date of your execution of this Release, and that you were not subjected to any improper treatment, conduct or actions as a result of a request for leave of absence or reinstatement.

You further acknowledge that you have read Section 1542 of the Civil Code of the State of California, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

You understand that Section 1542 gives you the right not to release existing claims of which you are not now aware, unless you voluntarily choose to waive this right. Even though you are aware of this right, you nevertheless hereby voluntarily waive the right described in Section 1542 and any other statutes of similar effect, and elect to assume all risks for claims that now exist in your favor, known or unknown, arising from the subject matter of the Release. You acknowledge that different or additional facts may be discovered in addition to what you now know or believe to be true with respect to the matters released in this Release, and you agree that this Release will be and remain in effect in all respects as a complete and final release of the matters released, notwithstanding any such different or additional facts.

Nothing contained herein shall prohibit you from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Occupational Safety and Health Administration, the Equal Employment Opportunity Commission, any Inspector General, or making other disclosures protected under the whistleblower provisions of federal law or regulation. You do not need the prior authorization of the Company to make any such reports or disclosures and you are not required to notify the Company that you have made such reports or disclosures.

You affirm, by signing this Release, that you have not suffered any unreported injury or illness arising from your employment, and that you have not filed, with any federal, state, or local court or agency, any actions or charges against the Releasees relating to or arising out of your employment with or separation from the Company. You further agree that while this Release does not preclude you from filing a charge with the National Labor Relations Board (“NLRB”), the Equal Employment Opportunity Commission (“EEOC”) or a similar state or local agency, or from participating in any investigation or proceeding with them, you do waive your right to personally recover monies or reinstatement as a result of any complaint or charge filed against the Company with the NLRB, EEOC or any federal, state or local court or agency, except as to any action to enforce or challenge this Release, to recover any vested benefits under ERISA, or to recover workers’ compensation benefits.

You acknowledge:

(a)

That you were provided [twenty-one (21) / forty-five (45)] full days during which to consider whether to sign this Release. If you have signed this Agreement prior to the expiration of the [21-day / 45-day] period, you have voluntarily elected to forego the remainder of that period.

(b)	That you have carefully read and fully understand all of the terms of this Release.

(c)

That you understand that by signing this Release, you are waiving your rights under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, 29 U.S.C. § 621, et seq., and that you are not waiving any rights arising after the date that this Release is signed.

(d)	That you have been given an opportunity to consult with anyone you choose, including an attorney, about this Release.

(e)

That you understand fully the terms and effect of this Release and know of no claim that has not been released by this Release. And, you further acknowledge that you are not aware of, or that you have fully disclosed to the Company, any matters for which you are responsible or which has come to your attention as an employee of the Company that might give rise to, evidence, or support any claim of illegal conduct, regulatory violation, unlawful discrimination, or other cause of action against the Company.

(f)	That these terms are final and binding on you.

(g)	That you have signed this Release voluntarily, and not in reliance on any representations or statements made to you by any employee or officer of the Company or any of its subsidiaries.

(h)

That you have seven (7) days following your execution of this Release to revoke it in writing, and that this Release is not effective or enforceable until after this seven (7) day period has expired without revocation. If you wish to revoke this Release after signing it, you must provide written notice of your decision to revoke this Release to the Company, to the attention of the Board of Directors of the Company at the address of the Company’s headquarters, by no later than 11:59 p.m. on the seventh calendar day after the date on which you have signed this Release.

PLEASE READ CAREFULLY. THIS RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

ACKNOWLEDGED AND AGREED

______________________

Steven Reinharz

Date: